FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER RESULTS
27% INCREASE IN DILUTED EPS ON A 20% INCREASE IN NET SALES
Company Raises 2007 Guidance

New York, New York, May 9, 2007: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2007.

First Quarter 2007 Compared to First Quarter 2006:
•	Net sales rose 20% to $85.1 million, from $70.9 million; at comparable foreign currency exchange rates, net sales were up 15% for the period;
•	European-based operations achieved sales of $75.6 million, a 20% increase as compared to $62.9 million in the same period last year;
•	Sales by U.S.-based operations rose 19% to $9.5 million;
•	Gross margin was 61% as compared to 57% with the increase attributable to the commencement of operations of newly established majority-owned distribution subsidiaries;
•	S, G & A expense as a percentage of sales was 47% as compared to 44%;
•	Income from operations was $11.8 million, up 28% compared to $9.2 million;
•	Operating margins were nearly 14.0% of net sales as compared to 13.0%;
•	Net income increased 31% to $5.8 million, from $4.4 million; and,
•	Diluted earnings per share were $0.28, up 27% from $0.22 per diluted share.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, “European-based operations achieved 20% top line growth in the absence of a major new prestige product launch. This was accomplished as Burberry fragrance posted a 19% sales increase for the period. In addition, sales of Van Cleef & Arpels fragrances, which were modest during the first quarter, are included since the license went effective January 1, 2007.”

He continued, “As we reported last month, during the first quarter of 2007 we began operations of our four newly established majority-owned European distribution subsidiaries. Shipments to these subsidiaries are not recognized as sales until that merchandise is sold by the distribution subsidiary. For the first quarter of 2007, we estimate that sales were depressed by approximately $4 million to $6 million, because our distribution subsidiaries were not fully operational until mid-quarter, and distributors generally build-up inventory following the holiday season as well as in preparation for the new product launches.”

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Inter Parfums, Inc. News Release	Page 2
May 9, 2007

He went on to say with respect to U.S.-based operations, “Net sales were up 19% for the first quarter. In early 2006, we began shipping Gap, Gap Outlet, Banana Republic and Banana Republic Factory Stores their existing fragrance and personal care products. In August 2006 we launched the Banana Republic Discover Collection, a family of five fragrances which debuted in Banana Republic’s North American stores in September. In May 2007, over 150 Gap Body stores unveiled the more than 70 new bath and body products created for them, which will be followed by the new Gap eau de toilette line in the third quarter of 2007. The current schedule calls for the new products to begin to rollout to the Gap stores in late summer, and continue throughout the remainder of the year.”

Russell Greenberg, Executive Vice President & CFO, pointed out, “Promotion and advertising included in S, G & A expenses approximated $12.5 million (14.7% of net sales) and $9.6 million (13.5% of net sales) for the current and prior year first quarter, respectively. Royalty expense included in S, G & A expenses aggregated $9.6 million (11.3% of net sales) in the current first quarter and $7.3 million (10.3% of net sales) for the prior year period. The remaining increase in S, G & A expense as a percentage of sales is primarily the result of operating expenses related to our newly established majority-owned European distribution subsidiaries.”

Mr. Madar continued to review upcoming activities, “We are quite excited about our new venture with New York & Company. The infrastructure that we put in place since our entrée into the specialty retail arena is sufficient to support this initiative and potential growth opportunity. By the end of this year or early next, the new bath and body products should be in New York & Company’s 600 or so stores. As previously announced, we have four women’s prestige fragrances launching this year. The first was Christian Lacroix C’est La Fête, which will be followed by S.T. Dupont Blanc and a new Paul Smith line. We are especially excited about our first ever Roxy fragrance in the fall of this year.”

Raises 2007 Guidance
Based upon a number of factors, including the strength of the first quarter, the Company’s new product launch schedule and foreign currency exchange rates, management has raised its 2007 guidance initially published in November 2006. Management currently anticipates 2007 net sales, net income and diluted earnings per share of approximately $375 million, $21.3 million and $1.03, respectively. This guidance excludes any contribution from the new venture with New York & Company and assumes the dollar remains at current levels.

Quarterly Dividend
The Company’s regular quarterly cash dividend of $.05 per share will be payable on July 13, 2007 to shareholders of record on June 29, 2007.

Conference Call
The management of Inter Parfums will host a conference call at 11:00 am EDT on May 10, 2007, to discuss first quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

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Inter Parfums, Inc. News Release	Page 3
May 9, 2007

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc. and New York & Company. In addition, Inter Parfums produces and supplies mass market fragrances and fragrances related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
May 9, 2007

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share data)

	Three months ended March 31,
	2007	2006

Net sales	$85,120	$70,900

Cost of sales	33,187	30,604

Gross margin	51,933	40,296

Selling, general and administrative	40,141	31,063

Income from operations	11,792	9,233

Other expenses (income):
Interest expense	582	201
(Gain) loss on foreign currency	114	(161)
Interest income	(799)	(514)
(Gain) on subsidiary’s issuance of stock	(157)	(73)

	(260)	(547)

Income before income taxes and minority interest	12,052	9,780

Income taxes	4,177	3,342

Income before minority interest	7,875	6,438

Minority interest in net income of consolidated subsidiary	2,082	2,018

Net income	$5,793	$4,420

Net income per share:
Basic	$0.28	$0.22
Diluted	$0.28	$0.22

Weighted average number of shares outstanding:
Basic	20,436	20,267
Diluted	20,620	20,544

Inter Parfums, Inc. News Release	Page 5
May 9, 2007

Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	March 31, 2007	December 31, 2006
	(unaudited)
Current assets:
Cash and cash equivalents	$66,171	$58,247
Short-term investments	13,100	12,800
Accounts receivable, net	98,805	110,251
Inventories	80,726	69,537
Receivables, other	3,198	2,481
Other current assets	5,335	6,137
Income tax receivable	144	370
Deferred tax assets	4,524	2,494

Total current assets	272,003	262,317

Equipment and leasehold improvements, net	6,896	6,806

Trademarks, licenses and other intangible assets, net	57,678	58,342

Goodwill	5,032	4,978

Other assets	609	602

	$342,218	$333,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$8,184	$6,033
Current portion of long-term debt	8,718	4,214
Accounts payable - trade	55,759	58,748
Accrued expenses	26,964	52,637
Income taxes payable	4,454	1,325
Dividends payable	1,021	813

Total current liabilities	105,100	123,770

Long-term debt, less current portion	24,222	6,555

Deferred tax liability	2,230	2,111

Put option	1,276	1,262

Minority interest	47,642	44,075

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,437,292 and 20,434,792 shares at March 31, 2007 and December 31, 2006, respectively	20	20
Additional paid-in capital	38,171	38,096
Retained earnings	132,755	127,834
Accumulated other comprehensive income	16,650	15,170
Treasury stock, at cost, 6,247,886 common shares at March 31, 2007 and December 31, 2006	(25,848)	(25,848)

	161,748	155,272

	$342,218	$333,045